Exhibit 99.1

RR DONNELLEY REPORTS FIRST-QUARTER 2011 RESULTS, ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND PROMOTES DANIEL N. LEIB TO CHIEF FINANCIAL OFFICER

Highlights:

•	First-quarter 2011 net sales of $2.6 billion increased 7.0% compared to the first quarter of 2010

•	First-quarter 2011 GAAP earnings per diluted share of $0.16 and non-GAAP earnings per diluted share of $0.33

•	Company reaffirms full-year guidance for revenue growth, non-GAAP operating margin and cash flow

•	Board of Directors authorizes $1 billion share repurchase program; Company intends to maintain current dividend

•	Company appoints Daniel N. Leib Executive Vice President, Chief Financial Officer, effective immediately

CHICAGO, May 4, 2011 – R.R. Donnelley & Sons Company (NASDAQ: RRD) today reported first-quarter net earnings attributable to common shareholders of $33.9 million, or $0.16 per diluted share, on net sales of $2.6 billion compared to $52.6 million, or $0.25 per diluted share, on net sales of $2.4 billion in the first quarter of 2010. The first-quarter net earnings attributable to common shareholders included pre-tax charges for restructuring ($42.7 million) and impairment ($8.1 million, non-cash) and acquisition-related costs ($0.4 million) totaling $51.2 million in 2011 compared to charges for restructuring ($14.5 million) and impairment ($1.0 million, non-cash) and acquisition-related costs ($2.0 million) totaling $17.5 million in 2010. Additional details regarding the nature of these charges are included in the attached schedules.

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP net earnings attributable to common shareholders totaled $68.6 million, or $0.33 per diluted share, in the first quarter of 2011 compared to $69.5 million, or $0.33 per diluted share, in the first quarter of 2010. First-quarter non-GAAP net earnings attributable to common shareholders exclude restructuring and impairment charges and acquisition expenses for both years. For non-GAAP comparison purposes, the effective tax rate decreased to 32.7% in the first quarter of 2011 from 35.6% in the first quarter of 2010, primarily as a result of the one-time charge of $3.3 million associated with the Patient Protection and Affordable Care Act in 2010. A reconciliation of GAAP net earnings attributable to common shareholders to non-GAAP net earnings attributable to common shareholders is presented in the attached tables.

“First-quarter results were in line with our expectations. We overcame both the absence of last year’s U.S. Census project and this year’s incremental expenses associated with the acquisition of Bowne and begin the second quarter building positive momentum,” said Thomas J. Quinlan

RR DONNELLEY REPORTS FIRST-QUARTER 2011 RESULTS, ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND PROMOTES DANIEL N. LEIB TO CHIEF FINANCIAL OFFICER

III, RR Donnelley’s President and Chief Executive Officer. “The integration of Bowne is progressing well and we expect the acquisition to be accretive in 2011. We remain on track to deliver full-year revenue, margin and cash flow consistent with our previous guidance.”

Business Review

The Company reports its results in two reportable segments: 1) U.S. Print and Related Services and 2) International. The Company reports as Corporate its unallocated expenses associated with general and administrative activities.

Summary

Net sales in the quarter were $2.6 billion, up 7.0% from the first quarter of 2010, including increased sales related to the acquisition of Bowne and a $15.4 million favorable impact of changes in foreign exchange rates. Pro forma for acquisitions, net sales decreased 0.4%, reflecting the non-recurring revenue related to the U.S. Census project, the majority of which was recognized in the first quarter of 2010, and continued pricing pressure, partially offset by volume growth. Gross margin increased to 24.3% in the first quarter of 2011 from 23.7% in the first quarter of 2010 due to the acquisition of Bowne, a higher recovery on print-related by-products, higher volume and productivity improvements, partially offset by continued price pressure. SG&A expense as a percentage of net sales in the first quarter of 2011 increased to 12.7% from 11.3% in the first quarter of 2010 primarily due to the acquisition of Bowne and higher pension and other benefits-related expenses. Operating earnings were negatively impacted by restructuring and impairment charges and acquisition expenses of $51.2 million in the first quarter of 2011 and $17.5 million in the first quarter of 2010, resulting in operating income of $109.4 million in 2011 and $145.8 million in 2010. Operating margin was 4.2% in 2011 and 6.0% in 2010.

Excluding restructuring and impairment charges and acquisition expenses, non-GAAP operating margin declined to 6.2% in the first quarter of 2011 from 6.8% in the first quarter of 2010. Higher unallocated Corporate costs for pension and other benefits-related expenses more than offset the improvement in non-GAAP operating margin in the U.S. Print and Related Services and International segments. The improvement in non-GAAP operating margin in the two segments was driven by higher volume, productivity improvements and a higher recovery on print-related by-products, partially offset by continued price pressure.

Segments

Net sales for the U.S. Print and Related Services segment in the quarter increased 5.7% from the first quarter of 2010 to $1.9 billion primarily due to the acquisition of Bowne and volume increases in logistics and financial print, partially offset by the non-recurring revenue from the U.S. Census in 2010 and continued pricing pressure. Pro forma for acquisitions, net sales in the US Print and Related Services segment decreased 1.9%. The segment’s operating income, which was negatively impacted by charges for restructuring and impairment of $38.2 million in the first quarter of 2011 and $5.9 million in the first quarter of 2010, decreased to $141.9 million in the first quarter of 2011 from $163.8 million in the first quarter of 2010. Excluding the restructuring and impairment charges, the segment’s non-GAAP operating margin increased to 9.3% in the first quarter of 2011 from 9.2% in the first quarter of 2010, due to productivity initiatives and a higher recovery on print-related by-products, which more than offset the impact of continued price erosion.

RR DONNELLEY REPORTS FIRST-QUARTER 2011 RESULTS, ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND PROMOTES DANIEL N. LEIB TO CHIEF FINANCIAL OFFICER

Net sales for the International segment in the quarter increased 11.1% from the first quarter of 2010 to $642.4 million, inclusive of a $15.2 million favorable impact of changes in foreign exchange rates. The improvement was driven by increased volume, primarily in Asia, Europe and Latin America and the acquisition of Bowne, partially offset by continued price pressure. Pro forma for the acquisition of Bowne, the International segment’s net sales increased 4.5%. The segment’s operating income, which was negatively impacted by charges for restructuring and impairment of $9.2 million in the first quarter of 2011 and $9.5 million in the first quarter of 2010, improved to $44.1 million in the first quarter of 2011 from $33.7 million in the first quarter of 2010. Excluding the restructuring and impairment charges, the segment’s non-GAAP operating margin increased to 8.3% in the first quarter of 2011 from 7.5% in the first quarter of 2010 due to increased volume, partially offset by the impact of continued price erosion.

Unallocated Corporate operating expenses increased to $76.6 million in the first quarter of 2011 as compared to $51.7 million in the first quarter of 2010. Excluding restructuring and impairment charges of $3.4 million and acquisition expenses of $0.4 million in the first quarter of 2011 and restructuring charges of $0.1 million and acquisition expenses of $2.0 million in the first quarter of 2010, unallocated Corporate operating expenses increased $23.2 million to $72.8 million in the first quarter of 2011. Higher pension and other benefits-related expenses, an increase in information technology spending and the acquisition of Bowne were the primary factors contributing to the increase.

Share Repurchase Program

The Board of Directors also approved a program that authorizes the repurchase of up to $1 billion of the Company’s common stock through December 31, 2012. The Company intends to maintain its current dividend, though the share repurchase program and dividend are both subject to economic and market conditions, among other factors.

Share repurchases may be made from time to time through a variety of methods, as determined by the Company’s management. The repurchase authorizations do not obligate the Company to acquire any particular amount of common stock and may be modified, suspended or terminated at any time at the Company’s discretion. In connection with the authorization, the Company intends to enter into an accelerated share repurchase (ASR) agreement with an investment bank under which it will repurchase $500 million of its common stock on terms to be negotiated, subject to adjustments. Following the ASR, the Company’s intention is to complete the remaining amount under the authorization by December 31, 2012.

Share repurchases will be conducted in compliance with applicable legal requirements and the price and timing of any such purchases will depend on factors such as levels of cash generation from operations, the volume of stock option exercises by employees, cash requirements for acquisitions, economic and market conditions, SEC Regulations and stock price. The purchases will be funded by, among other things, the Company’s available cash, cash flow and borrowings under the Company’s credit facilities.

“This new share repurchase authorization demonstrates RR Donnelley’s continued commitment to increase value to shareholders,” added Quinlan. “Based on RR Donnelley’s operational performance, financial strength and positive long-term outlook, we believe that share repurchases are an appropriate mechanism to return capital to shareholders.”

RR DONNELLEY REPORTS FIRST-QUARTER 2011 RESULTS, ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND PROMOTES DANIEL N. LEIB TO CHIEF FINANCIAL OFFICER

207.5 million shares of RR Donnelley common stock were outstanding as of April 29, 2011. The Company terminated the existing authorization to repurchase up to 10 million shares of the Company’s common stock.

Management Change

Daniel N. Leib has been appointed Executive Vice President, Chief Financial Officer, effective immediately. Mr. Leib replaces Miles W. McHugh, who resigned from the Company to pursue other opportunities.

“Dan brings a unique combination of corporate and operational finance experience, intricate knowledge of our operations and strong leadership skills to the Chief Financial Officer role,” stated Quinlan. “His promotion is a natural extension of the many vital positions he has held within RR Donnelley. I look forward to working even more closely with him to drive shareholder value. At the same time, I thank Miles for his contributions and wish him well in his future endeavors.”

Mr. Leib, 44, has been with RR Donnelley since 2004, serving in executive management positions in finance, including Group Chief Financial Officer and Senior Vice President—Treasury, Mergers & Acquisitions and Investor Relations. Prior to joining RR Donnelley, he served in financial roles of increasing responsibility at The Interpublic Group of Companies and its predecessor companies, at Sears, Roebuck and Company and at The Dun & Bradstreet Corporation. Mr. Leib holds an MBA in Finance from New York University and a Bachelor of Science in Finance from the University of Illinois, Champaign-Urbana.

Conference Call

RR Donnelley will host a conference call and simultaneous webcast to discuss its first-quarter results and the share repurchase program today, Wednesday, May 4, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The live webcast will be accessible on RR Donnelley’s web site: www.rrdonnelley.com. Individuals wishing to participate can join the conference call by dialing 847.413.9014 and use confirmation number 29497730. A webcast replay will be archived on the Company’s web site for 30 days after the call. In addition, a telephonic replay of the call will be available for seven days at 630.652.3042, passcode 5053580#.

About RR Donnelley

RR Donnelley (NASDAQ: RRD) is a global provider of integrated communications. Founded more than 146 years ago, the Company works collaboratively with more than 60,000 customers worldwide to develop custom communications solutions that reduce costs, enhance ROI and ensure compliance. Drawing on a range of proprietary and commercially available digital and conventional technologies deployed across four continents, the Company employs a suite of leading Internet-based capabilities and other resources to provide premedia, printing, logistics and business process outsourcing products and services to leading clients in virtually every private and public sector.

For more information, and for RR Donnelley’s Corporate Social Responsibility Report, visit the company’s web site at http://www.rrdonnelley.com.

Contact Information

RR DONNELLEY REPORTS FIRST-QUARTER 2011 RESULTS, ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND PROMOTES DANIEL N. LEIB TO CHIEF FINANCIAL OFFICER

Media:	Investors:
Doug Fitzgerald	Dave Gardella
EVP, Communications	VP, Investor Relations
630.322.6830	312.326.8155
doug.fitzgerald@rrd.com	david.a.gardella@rrd.com

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company does not undertake to and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. The factors that could cause material differences in the expected results of RR Donnelley include, without limitation, the following: the successful execution and integration of acquisitions and the performance of the company’s businesses following acquisitions; the ability to implement comprehensive plans for the integration of the sales force, cost containment, asset rationalization and other key strategies; competitive pressures in all markets in which the company operates; the volatility and disruption of the capital and credit markets, and adverse changes in the global economy; our ability to access unsecured debt in the capital markets and the reliability of the participants to our contractual lending and insurance agreements; factors that affect customer demand, including changes in postal rates and postal regulations, changes in the capital markets, changes in advertising markets, the rate of migration from paper-based forms to digital format, customers’ budgetary constraints and customers’ changes in short-range and long-range plans; customers financial strength; shortages or changes in availability, or increases in costs of, key materials (such as ink, paper and fuel); and other risks and uncertainties described in RR Donnelley’s periodic filings with the Securities and Exchange Commission (SEC). Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC.

RR DONNELLEY REPORTS FIRST-QUARTER 2011 RESULTS, ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND PROMOTES DANIEL N. LEIB TO CHIEF FINANCIAL OFFICER

R. R. Donnelley & Sons Company

Condensed Consolidated Balance Sheets

As of March 31, 2011 and December 31, 2010

(UNAUDITED)

(In millions, except per share data)

	March 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$399.3	$519.1
Receivables, less allowance for doubtful accounts	1,961.1	1,922.9
Income taxes receivable	33.0	49.3
Inventories	581.3	560.6
Prepaid expenses and other current assets	137.6	115.4

Total current assets	3,112.3	3,167.3

Property, plant and equipment - net	2,080.9	2,138.7
Goodwill	2,554.3	2,526.8
Other intangible assets - net	753.9	775.0
Other noncurrent assets	465.0	475.4

Total Assets	$8,966.4	$9,083.2

Liabilities
Current liabilities
Accounts payable	$930.6	$939.8
Accrued liabilities	810.1	902.2
Short-term and current portion of long-term debt	281.8	131.4

Total current liabilities	2,022.5	1,973.4

Long-term debt	3,236.4	3,398.6
Pension liability	533.5	533.0
Postretirement benefit obligations	290.9	287.4
Deferred income taxes	171.0	174.5
Other noncurrent liabilities	454.4	470.9

Total Liabilities	6,708.7	6,837.8

Equity
Common stock, $1.25 par value	303.7	303.7
Authorized shares: 500.0
Issued shares: 243.0 in 2011 and 2010
Additional paid-in capital	2,875.5	2,907.0
Retained earnings	650.4	670.2
Accumulated other comprehensive loss	(457.4)	(490.4)
Treasury stock, at cost, 35.4 shares in 2011 (2010 - 36.4 shares)	(1,134.1)	(1,166.2)

Total shareholders’ equity	2,238.1	2,224.3
Noncontrolling interests	19.6	21.1

Total Equity	2,257.7	2,245.4

Total Liabilities and Equity	$8,966.4	$9,083.2

RR DONNELLEY REPORTS FIRST-QUARTER 2011 RESULTS, ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND PROMOTES DANIEL N. LEIB TO CHIEF FINANCIAL OFFICER

R. R. Donnelley & Sons Company

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2011 and 2010

(In millions, except per share data)

(UNAUDITED)

	Three Months Ended March 31,
	2011 GAAP	ADJUSTMENTS TO NON-GAAP	2011 NON-GAAP	2010 GAAP	ADJUSTMENTS TO NON-GAAP	2010 NON-GAAP
Net sales
Products	$2,266.4	$—	$2,266.4	$2,170.9	$—	$2,170.9
Services	317.1	—	317.1	244.2	—	244.2

Total net sales	2,583.5	—	2,583.5	2,415.1	—	2,415.1

Products cost of sales (exclusive of depreciation and amortization shown below)	1,726.8	—	1,726.8	1,660.8	—	1,660.8
Services cost of sales (exclusive of depreciation and amortization shown below)	229.4	—	229.4	180.9	—	180.9
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	326.9	(0.4)	326.5	273.5	(2.0)	271.5
Restructuring and impairment charges	50.8	(50.8)	—	15.5	(15.5)	—
Depreciation and amortization	140.2	—	140.2	138.6	—	138.6

Total operating expenses	2,474.1	(51.2)	2,422.9	2,269.3	(17.5)	2,251.8

Income from operations	109.4	51.2	160.6	145.8	17.5	163.3

Interest expense - net	57.9	—	57.9	55.7	—	55.7
Investment and other expense	(0.2)	—	(0.2)	(9.0)	8.9	(0.1)

Earnings before income taxes	51.3	51.2	102.5	81.1	26.4	107.5

Income tax expense	17.0	16.5	33.5	32.4	5.9	38.3

Net earnings	34.3	34.7	69.0	48.7	20.5	69.2

Less: Income (loss) attributable to noncontrolling interests	0.4	—	0.4	(3.9)	3.6	(0.3)

Net earnings attributable to common shareholders	$33.9	$34.7	$68.6	$52.6	$16.9	$69.5

Earnings per share attributable to common shareholders
Basic net earnings per share	$0.16		$0.33	$0.26		$0.34
Diluted net earnings per share	$0.16		$0.33	$0.25		$0.33
Weighted average common shares outstanding:
Basic	207.2		207.2	205.6		205.6
Diluted	209.8		209.8	209.0		209.0

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

RR DONNELLEY REPORTS FIRST-QUARTER 2011 RESULTS, ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND PROMOTES DANIEL N. LEIB TO CHIEF FINANCIAL OFFICER

R.R. Donnelley & Sons Company

Reconciliation of GAAP to Non-GAAP Measures

IN MILLIONS, EXCEPT PER SHARE AND MARGIN DATA

(UNAUDITED)

	Three Months Ended March 31, 2011				Three Months Ended March 31, 2010
	Income from operations	Operating margin	Net earnings attributable to common shareholders	Net earnings attributable to common shareholders per diluted share	Income from operations	Operating margin	Net earnings attributable to common shareholders	Net earnings attributable to common shareholders per diluted share
GAAP basis measures	$109.4	4.2%	$33.9	$0.16	$145.8	6.0%	$52.6	$0.25

Non-GAAP adjustments:
Restructuring and impairment charges (1)	50.8	2.0%	34.3	0.17	15.5	0.7%	10.6	0.05
Acquisition-related expenses (2)	0.4	0.0%	0.4	0.00	2.0	0.1%	1.8	0.01
Venezuela devaluation (3)	—	—	—	—	—	—	4.5	0.02

Total Non-GAAP adjustments	51.2	2.0%	34.7	0.17	17.5	0.8%	16.9	0.08

Non-GAAP measures	$160.6	6.2%	$68.6	$0.33	$163.3	6.8%	$69.5	$0.33

(1)	Restructuring and impairment charges (pre-tax): Operating results for the three months ended March 31, 2011 and 2010 were affected by the following restructuring and impairment charges:

	2011	2010
Employee termination costs (a)	$24.8	$9.2
Lease termination and other facility closure costs	17.9	5.3

Total restructuring expense	42.7	14.5
Total impairment charges (b)	8.1	1.0

Total restructuring and impairment charges	$50.8	$15.5

(a)	employee termination costs resulted from the reorganization of certain operations and the exiting of certain business activities.
(b)	impairment charges related to the impairment of other long-lived assets.

(2)	Acquisition-related expenses: Legal, accounting and other expenses associated with acquisitions completed or contemplated.
(3)	Venezuela devaluation: Currency devaluation in Venezuela resulted in a pre-tax loss of $8.9 million ($8.1 million after-tax) and an increase in loss attributable to noncontrolling interests of $3.6 million.

RR DONNELLEY REPORTS FIRST-QUARTER 2011 RESULTS, ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND PROMOTES DANIEL N. LEIB TO CHIEF FINANCIAL OFFICER

R. R. Donnelley & Sons Company

Segment GAAP to Non-GAAP Operating Income and Margin Reconciliation

For the Three Months Ended March 31, 2011 and 2010

$ IN MILLIONS

(UNAUDITED)

	U.S. Print and Related Services	International	Corporate	Consolidated
Three Months Ended March 31, 2011
Net sales	$1,941.1	$642.4	$—	$2,583.5
Operating expense	1,799.2	598.3	76.6	2,474.1

Operating income (loss)	141.9	44.1	(76.6)	109.4
Operating margin %	7.3%	6.9%	nm	4.2%

Non-GAAP Adjustments
Restructuring charges	31.3	8.7	2.7	42.7
Impairment charges	6.9	0.5	0.7	8.1
Acquisition-related expenses	—	—	0.4	0.4

Total Non-GAAP adjustments	38.2	9.2	3.8	51.2

Non-GAAP income (loss) from operations	$180.1	$53.3	$(72.8)	$160.6
Non-GAAP operating margin %	9.3%	8.3%	nm	6.2%

Depreciation and amortization	99.9	30.4	9.9	140.2
Capital expenditures	17.3	25.8	4.0	47.1

Three Months Ended March 31, 2010
Net sales	$1,836.8	$578.3	$—	$2,415.1
Operating expense	1,673.0	544.6	51.7	2,269.3

Operating income (loss)	163.8	33.7	(51.7)	145.8
Operating margin %	8.9%	5.8%	nm	6.0%

Non-GAAP Adjustments
Restructuring charges	4.9	9.5	0.1	14.5
Impairment charges	1.0	—	—	1.0
Acquisition-related expenses	—	—	2.0	2.0

Total Non-GAAP adjustments	5.9	9.5	2.1	17.5

Non-GAAP income (loss) from operations	$169.7	$43.2	$(49.6)	$163.3
Non-GAAP operating margin %	9.2%	7.5%	nm	6.8%

Depreciation and amortization	101.0	29.7	7.9	138.6
Capital expenditures	26.1	12.4	1.4	39.9

RR DONNELLEY REPORTS FIRST-QUARTER 2011 RESULTS, ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND PROMOTES DANIEL N. LEIB TO CHIEF FINANCIAL OFFICER

R. R. Donnelley & Sons Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2011 and 2010

IN MILLIONS

(UNAUDITED)

	2011	2010
Operating Activities

Net earnings	$34.3	$48.7
Adjustment to reconcile net earnings to cash (used in) provided by operating activities	151.3	159.9
Changes in operating assets and liabilities	(192.8)	(133.0)

Net cash (used in) provided by operating activities	$(7.2)	$75.6

Net cash used in investing activities	$(64.3)	$(63.3)

Net cash used in financing activities	$(56.4)	$(51.6)

Effect of exchange rate on cash and cash equivalents	8.1	(8.6)

Net decrease in cash and cash equivalents	$(119.8)	$(47.9)

Cash and cash equivalents at beginning of period	519.1	499.2

Cash and cash equivalents at end of period	$399.3	$451.3

RR DONNELLEY REPORTS FIRST-QUARTER 2011 RESULTS, ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND PROMOTES DANIEL N. LEIB TO CHIEF FINANCIAL OFFICER

R.R. Donnelley & Sons Company

Revenue Reconciliation Reported to Pro Forma

For the Three Months Ended March 31, 2011 and 2010

$ IN MILLIONS

(UNAUDITED)

	Reported net sales	Adjustment for net sales of acquired businesses	Pro forma net sales
Three Months Ended March 31, 2011
U.S. Print and Related Services	$1,941.1	$0.1	$1,941.2
International	642.4	—	642.4

Consolidated	$2,583.5	$0.1	$2,583.6

Three Months Ended March 31, 2010
U.S. Print and Related Services	$1,836.8	$141.9	$1,978.7
International	578.3	36.5	614.8

Consolidated	$2,415.1	$178.4	$2,593.5

Net sales change
U.S. Print and Related Services	5.7%		(1.9%)
International	11.1%		4.5%
Consolidated	7.0%		(0.4%)

The reported results of the company include the results of acquired businesses from the acquisition date forward. The company has provided this schedule to reconcile reported net sales for the quarter ended March 31, 2011 and 2010 to pro forma net sales as if the acquisitions took place at the beginning of the respective periods.

For the quarter ended March 31, 2011, the adjustment for net sales of acquired businesses reflects the net sales of Journalism Online (acquired March 24, 2011).

For the quarter ended March 31, 2010, the adjustment for net sales of acquired businesses reflects the net sales of Bowne & Co., Inc. (acquired November 24, 2010), Nimblefish Technologies (acquired December 14, 2010), 8touches (acquired December 31, 2010) and Journalism Online (acquired March 24, 2011).

RR DONNELLEY REPORTS FIRST-QUARTER 2011 RESULTS, ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM AND PROMOTES DANIEL N. LEIB TO CHIEF FINANCIAL OFFICER

R.R. Donnelley & Sons Company

Liquidity Summary

As of March 31, 2011 and December 31, 2010

$ IN MILLIONS

(UNAUDITED)

	March 31, 2011	December 31, 2010
Total Liquidity (1)
Cash (2)	$399.3	$519.1
Committed Credit Facility (3)	1,679.4	1,503.0

	2,078.7	2,022.1
Usage
Borrowings under Facility	110.0	120.0

	110.0	120.0

Net Available Liquidity	$1,968.7	$1,902.1

(1)	Liquidity does not include credit facilities of non-U.S. subsidiaries, which are uncommitted facilities.
(2)	Approximately 86% and 85% of the cash as of March 31, 2011 and December 31, 2010, respectively, was located outside the U.S., most of which could be subject to U.S. federal income taxes and some of which could be subject to local country taxes if repatriated to the U.S.
(3)	$1.75 billion unsecured and committed credit agreement (the “Credit Agreement”) expiring on December 17, 2013. The Credit Agreement contains a financial covenant that limits total debt to four times adjusted EBITDA for the last twelve months as described therein. Based on the results of operations for the twelve months ended March 31, 2011 and existing debt at that date, the total amount available under the Credit Agreement is $1,679.4 million ($70.6 million less than the $1.75 billion stated amount), including the $110.0 million borrowed under it at March 31, 2011. Thus, the Company could have incurred up to $1,569.4 million of additional debt under the Credit Agreement or otherwise in aggregate and not be in violation of its financial covenant.